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CohnReznick LLP

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Report of Independent Registered Public Accounting Firm

To CWCapital Asset Management LLC

We have examined management of CWCapital Asset Management LLC ("CWCAM")'s assertion that CWCAM complied with the servicing criteria set forth in Item 1122(d) of the U.S. Securities and Exchange Commission ("SEC")'s Regulation AB for the commercial mortgage-backed securitization trusts included in the accompanying Management's Assertion on Compliance with Regulation AB Criteria as of and for the year ended December 31, 2019. CWCAM's management is responsible for its assertion. Our responsibility is to express an opinion on management's assertion about CWCAM's compliance with the specified requirements based on our examination.

Management has determined that the criteria set forth in Sections 1122 (d)(1)(iii), (d)(3)(i)(B), (d)(3)(i)(C), (d)(3)(i)(D), (d)(3)(ii), (d)(3)(iii), (d)(3)(iv), (d)(4)(v), (d)(4)(ix), (d)(4)(x), (d)(4)(xi), (d)(4)(xii), (d)(4)(xiii), (d)(4)(xiv), and (d)(4)(xv) are not applicable to the activities performed by CWCAM, as a special servicer, with respect to CWCAM's Platform. The commercial mortgage-backed securities transactions covered by this Platform are those specified in Appendix B in the accompanying Management's Assertion on Compliance with Regulation AB Criteria.

Our examination was conducted in accordance with attestation standards established by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management's assertion about compliance with the specified requirements is fairly stated, in all material respects. An examination involves performing procedures to obtain evidence about whether management's assertion is fairly stated, in all material respects. The nature, timing, and extent of the procedures selected depend on our judgment, including an assessment of the risks of material misstatement of management's assertion, whether due to fraud or error. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion.

Our examination does not provide a legal determination on CWCAM's compliance with the specified requirements.

In our opinion, management's assertion that CWCAM complied with the servicing criteria set forth in Item 1122(d) of the U.S. SEC's Regulation AB for the commercial mortgage-backed securitization trusts included in the accompanying Management's Assertion on Compliance with Regulation AB Criteria is fairly stated, in all material respects.

/s/ CohnReznick LLP

Bethesda, Maryland

February 25, 2020

(Except for Assertion 3 on the Management’s Assertion on

Compliance with Regulation AB Criteria for which is dated

March 23, 2020)